Exhibit 10.1

[Letterhead of World Fuel Services]

May 20, 2011

Re:  Amendment to Employment Agreement to address certain tax laws

Dear Mr. Clementi,

This letter amends the terms of the Employment Agreement by and between Michael S. Clementi (“Executive”) and World Fuel Services (the “Company”), dated January 1, 2008, as it may be amended from time to time (the “Employment Agreement”).  All capitalized terms used in this amendment but not otherwise defined herein will have the same meaning as defined in the Employment Agreement.

The Company and Executive desire to make certain changes to the Employment Agreement to address certain requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  In accordance with Section 8.1(a) of the Employment Agreement, the parties hereby agree to amend the terms of the Employment Agreement to comply with Section 409A.  Upon execution of this amendment by both parties, for valuable consideration, the Employment Agreement will be deemed to incorporate the provisions of this amendment.

Notwithstanding anything to the contrary set forth in the Employment Agreement or any other agreement that relates to Executive’s employment:

1.                                       Effect of Termination Due to Non-Renewal of the Employment Term.  In the event that the Employment Term expires by reason of the Company providing to Executive its No Renewal Notice and Executive’s employment with the Company terminates on such expiration date, then subject to the terms of Section 3.2(e) of the Employment Agreement, the Company shall pay the lump sum payment of $750,000 payable to Executive pursuant to Section 3.2(d)(i)(3) within 5 business days following the second anniversary of the Termination Date, rather than within 5 business days following the last day of the Restricted Period.

2.                                       Full Force and Effect.  Except as specifically set forth herein, this amendment shall not, by implication or otherwise, alter, amend or modify in any way any terms of the Employment Agreement, all of which shall continue in full force and effect.

3.                                       Governing Law/Jurisdiction.  The validity and effect of this Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction.   Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to the Employment Agreement or any amendments thereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida.  Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

4.                                       Counterparts.  This amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

5.                                       Entire Agreement.  This amendment, together with the Employment Agreement, contains the entire agreement between Executive and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between Executive and the Company with respect hereto.

May 20, 2011	WORLD FUEL SERVICES CORPORATION

by
/s/ R. Alexander Lake
Name: R. Alexander Lake
Title: General Counsel and Corporate Secretary

ACCEPTED AND AGREED,

/s/ Michael S. Clementi
Name: Michael S. Clementi

Date:	5/20/2011